EXHIBIT 99.1

                                  NEWS RELEASE

BW Account Number 1079001
DATE:           January 28, 2003 12:00pm E.S.T.
CONTACT:        James L. Saner, Sr., President and CEO
                MainSource Financial Group 812-663-0157


                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
                       Announces Stock Repurchase Program


Greensburg, Indiana (NASDAQ: MSFG) James L. Saner, Sr., President & Chief Executive Officer of MainSource Financial Group, announced today that its Board of Directors has authorized a common stock repurchase plan effective February 1, 2003, whereby MainSource Financial Group may purchase up to 170,000 shares, or approximately 2.5%, of its common shares outstanding over a twelve month period of time. The program will be dependant upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Company. This plan replaces the Company's current repurchase plan that expires January 31, 2003.

James L. Saner, Sr., President and Chief Executive Officer, stated that MainSource Financial Group's Board of Directors considers the Company's common stock to be an attractive investment. The purchase will generally occur in the open market but may also involve unsolicited negotiated transactions.

The shares repurchased would be used for general corporate purposes and the repurchase program may improve liquidity in the market for MSFG common stock. Mr. Saner stated, "We believe that the repurchase of Company stock benefits our shareholders and illustrates the Company's commitment to enhancing long-term shareholder value."

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ Stock Market (trading symbol: MSFG) and is a community-focused, multi-bank, financial services oriented holding company with assets of approximately $1.2 billion. Through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana; Regional Bank, New Albany, Indiana; and Capstone Bank, Watseka, Illinois, it operates 42 offices in 18 Indiana counties and seven offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates five offices in Indiana as well as one in Owensboro, Kentucky.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.

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  MainSource Financial Group, Inc., 201 N. Broadway, Greensburg, Indiana 47240